Tyson Foods Names Noel White Chief Executive Officer, Succeeding Tom Hayes
Reaffirms Adjusted EPS Guidance for 2018

Springdale, Arkansas - September 17, 2018 - Tyson Foods, Inc. (NYSE: TSN) today announced its board of directors has appointed Noel White, formerly group president of Beef, Pork and International and a member of Tyson Foods’ enterprise leadership team, as president and chief executive officer, effective September 30, 2018. White, who will also join the board of directors, will succeed Tom Hayes, who is stepping down for personal reasons.

While not providing GAAP earnings per share (EPS) guidance, the company also reaffirmed its adjusted EPS guidance for fiscal 2018 of $5.70 to $6.00, as announced on July 30, 2018.

John Tyson, chairman of the board of directors, said, “Noel is a proven leader who has played an integral role in our enterprise leadership team for many years. He has run our beef, pork, and poultry businesses and is now helping Tyson Foods capitalize on international opportunities. His deep institutional knowledge and a stellar track record over his more than 30-year career at Tyson Foods and a predecessor company give the board the utmost confidence in his ability to drive the business forward, accelerate global growth and create long-term value for shareholders.”

Mr. Tyson continued, “Tom has accelerated the strategic transformation of Tyson Foods’ product portfolio and played an important role in the company’s continuing development. The board and I thank him for his many contributions to the success of Tyson Foods and wish him well.”

Mr. White said, “I am honored to serve as Tyson Foods’ next CEO, and I am excited by the many opportunities that lie ahead. It has been a privilege to contribute to this company’s evolution over the course of many years and to be a part of its becoming one of the world’s largest food companies. I look forward to accelerating the current trajectory of growth as a global modern food company through our operational excellence, innovative thinking and focus to sustainably feed the world. With the company’s strong portfolio of fast-growing brands, diverse capabilities, exceptional enterprise leadership team and dedicated team members, we are well-positioned for continued success.”

Mr. Hayes said, “It is a very difficult decision to leave Tyson Foods, but after careful consideration and discussions with my family and the board, I know it is the right thing to do. I am appreciative of support from my family and the board for my decision and am confident that Tyson Foods has a bright future with Noel White, along with our enterprise leadership team, as its leader.”

White has over 30 years of experience in the food industry and worked at IBP for nearly two decades prior to its 2001 acquisition by Tyson Foods. He has served in various leadership roles throughout his career with Tyson Foods, including as chief operations officer. As group president of Beef, Pork and International, he was responsible for delivering top and bottom line growth for the company’s beef and pork segments as well as the international business. Previously, he was president of Poultry from 2013 to 2017 and has also served in numerous sales, management and company officer positions.

White is a graduate of Bemidji State University and earned a Master of Business Administration degree with an emphasis in economics from Oklahoma City University.

About Tyson Foods
Tyson Foods, Inc. (NYSE: TSN) is one of the world’s largest food companies and a recognized leader in protein. Founded in 1935 by John W. Tyson and grown under three generations of family leadership, the company has a broad portfolio of products and brands like Tyson®, Jimmy Dean®, Hillshire Farm®, Ball Park®, Wright®, Aidells®, ibp® and State Fair®. Tyson Foods innovates continually to make protein more sustainable, tailor food for everywhere it’s available and raise the world’s expectations for how much good food can do. Headquartered in Springdale, Arkansas, the company has 122,000 team members at Sept. 30, 2017. Through its Core Values, Tyson Foods strives to operate with integrity, create value for its shareholders, customers, communities and team members and serve as a steward of the animals, land and environment entrusted to it. Visit www.tysonfoods.com.

Forward-Looking Statements
Certain information contained in the press release may constitute forward-looking statements, including but not limited to statements relating to expected performance, adjusted earnings per share guidance, and strategic opportunities. These forward-looking statements are subject to a number of factors and uncertainties which could cause our actual results and experiences to differ materially from the anticipated results and expectations expressed in such forward-looking statements. We wish to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. Among the factors that may cause actual results and experiences to differ from anticipated results and expectations expressed in such forward-looking statements are those factors listed under Item 1A. Risk Factors included in our Annual Report filed on Form 10-K for the period ended September 30, 2017.

GAAP earnings per share guidance
Certain information necessary to calculate guidance for fiscal year 2018 earnings per share on a GAAP basis is unavailable or dependent on the timing of future events outside of our control. These potential items include, but are not limited to, the potential gains or losses in connection with the completion of the previously announced sale of certain of our non-protein businesses and potential impairments of long-lived assets and intangible assets. Therefore, because of the uncertainty and variability of the nature of the amount of future adjustments, which could be significant, the company is unable to provide a reconciliation of this measure without unreasonable efforts. Adjusted earnings per share should not be considered a substitute for net income per share attributable to Tyson or any other measure of financial performance reported in accordance with GAAP. Investors should rely primarily on our GAAP results and use non-GAAP financial measures only as a supplement in making investment decisions.

Tyson Foods Contacts
Media:     Gary Mickelson, 479-290-6111
Investors:    Jon Kathol, 479-290-4235